Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT
This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made by and between STAG INDUSTRIAL, INC., a Maryland corporation, and STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, the “Company”), and PETER S. FEAREY (“Executive”). The Company and the Executive are referred to herein as the “Parties.”
WHEREAS, Executive voluntarily resigned from employment with the Company effective as of February 15, 2019, in order to pursue other professional opportunities; and

WHEREAS, the Company previously granted Executive equity incentive or compensation awards that are currently outstanding and unvested (the “Equity Awards”) and that, but for this Agreement, would be forfeited upon Executive’s resignation from the Company; and

WHEREAS, the Company desires to engage Executive to provide consulting services to the Company during the period beginning February 15, 2019 through December 31, 2019 (the “Consulting Period”) in accordance with the terms of this Agreement; and

WHEREAS, the Company is willing to enter into this Agreement in consideration for Executive’s agreement to provide consulting services during the Consulting Period, Executive’s agreement to provide a release of claims, etc. as provided in Paragraph 6 of this Agreement and Executive’s agreement to cancel or forfeit certain Equity Awards as provided in Paragraph 5; and

WHEREAS, Executive is willing to enter into this Agreement and to provide consulting services during the Consulting Period, to provide Executive’s release of claims, etc. as provided in Paragraph 6 of this Agreement and to cancel or forfeit certain Equity Awards as provided in Paragraph 5 in consideration for the right to vest in certain Equity Awards as provided in Paragraph 4;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Separation of Employment. Executive’s employment with the Company terminated effective February 15, 2019 (the “Separation Date”). Executive’s employment with the Company terminated on account of Executive’s voluntary resignation without “Good Reason” (as defined in that certain Executive Employment Agreement between Executive and the Company dated effective February 25, 2016 (the “Employment Agreement”) and the agreements evidencing the Equity Awards. Executive will have no right to employment with the Company after the Separation Date and the Company will have no obligation to employ Executive after the Separation Date. Except as required by applicable law, Executive shall not be entitled to participate in any benefit plans or programs provided to employees of the Company following the Separation Date.
2.    Accrued Obligations/Acknowledgment of Full Payment. Whether or not Executive signs this Agreement:
(a)    Executive will be paid (i) all accrued base salary that is unpaid on the Separation Date, (ii) any awarded Bonus (as defined in the Employment Agreement) for the most recently completed fiscal year that is unpaid on the Separation Date and (iii) all accrued but unused vacation days as of the Separation Date that are payable in accordance with the Company’s vacation policy. Such amounts, less applicable withholdings and deductions, shall be paid after the Separation Date in accordance with the Company’s regular payroll schedule;
(b)    the Company will continue Executive’s group health and dental insurance benefits and the Company’s group life and disability insurance benefits through February 28, 2019;

(c)    Executive will be reimbursed for any legitimate business expenses incurred through the Separation Date, which shall be paid in accordance with the Company’s expense reimbursement policy; and
(d)    Executive will continue to have the rights afforded a terminated employee under the employee benefit plans of the Company in which Executive participates or participated.
The payments and benefits described in Paragraph 2(a), (b), (c) and (d) collectively shall be defined as “Accrued Obligations.”
3.    Consulting Services. In exchange for the right to vest in certain Equity Awards as provided in Paragraph 4 and the Company’s covenants, representations and waivers herein, Executive agrees to provide consulting services to the Company during the Consulting Period. Subject to clauses (a), (b), (c) and (d) below, Executive shall personally provide advice and assistance to the Company with respect to such matters as may be assigned to Executive by the President of the Company.
(a)    From the Separation Date and through March 15, 2019, Executive shall be available to provide such services in the Company’s office for one-half day per week (if requested to do so by the President of the Company).

(b)    After March 15, 2019 and through June 30, 2019, Executive shall be available (either by phone or in person) to provide such services to the Company for ten hours per month (if requested to do so by the President of the Company).

(c)    From July 1, 2019 through October 31, 2019, Executive shall be available by phone to provide such services to the Company for five hours per month (if requested to do so by the President of the Company).

(d)    From November 1, 2019 through the end of the Consulting Period Executive shall be available by phone to provide such services to the Company for one hour per month (if requested to do so by the President of the Company).

The Parties agree that Executive will provide the consulting services to the Company as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be construed to create the relationship of employer and employee between the Parties. Executive agrees to exercise his best efforts to perform the consulting services in accordance with applicable law and with a high degree of competence, with good faith and in an exemplary fashion and in a manner intended to promote and preserve the goodwill and reputation of the Company. Executive agrees that he is not entitled to any compensation or benefits in connection with his performance of the consulting services except as provided in Paragraph 4.
4.    Equity Award Vesting. In exchange for Executive executing this Agreement and Executive’s covenants, representations and waivers herein (including Executive’s agreement to cancel or forfeit certain Equity Awards as provided in Paragraph 5, Executive’s release as provided in Paragraph 6 and Executive's continuing obligations referenced in Paragraph 8), the Company agrees that Executive shall have the right to vest in certain Equity Awards, subject to Executive providing consulting services to the Company in accordance with Paragraph 3 until the applicable vesting date and otherwise complying with this Agreement.
(a)    With respect to the LTIP Units granted to Executive on February 22, 2016, Executive shall vest in 414 LTIP Units on each of March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019.

(b)    With respect to the LTIP Units granted to Executive on January 6, 2017 (the “2017 LTIP Award”) Executive shall vest in 405 LTIP Units on each of March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019.

(c)    With respect to the LTIP Units granted to Executive on January 5, 2018 (the “2018 LTIP Award”) Executive shall vest in 599 LTIP Units on March 31, 2019, 599 LTIP Units on June 30, 2019, 598 LTIP Units on September 30, 2019 and 599 LTIP Units on December 31, 2019.

(d)    With respect to the shares of restricted stock granted to Executive on January 7, 2019, Executive shall vest in 7,128 shares on December 31, 2019.

Without liming the generality of Paragraph 11, any LTIP Units or shares of restricted stock that have not vested on or before Executive fails to provide consulting services in accordance with Paragraph 3 shall be forfeited on the date that Executive fails to provide such services.

5.    Equity Award Forfeiture. In exchange for the right to vest in certain Equity Awards as provided in Paragraph 4 and the Company’s covenants, representations and waivers herein, Executive agrees that Executive shall forfeit his rights under certain Equity Awards as follows:
(a)    Shares of restricted stock granted to Executive on January 8, 2016 that are scheduled to vest after December 31, 2019 shall be forfeited and cancelled effective as of the Separation Date;

(c)    All of the Performance Award Share Units granted to Executive on January 6, 2017 shall be forfeited and cancelled effective as of the Separation Date;

(d)    All of the Performance Award Share Units granted to Executive on January 5, 2018 shall be forfeited and cancelled effective as of the Separation Date;

(e)    All of the Performance Award Share Units granted to Executive on January 7, 2019 shall be forfeited and cancelled effective as of the Separation Date; and

(f)    All of the LTIP Units granted to Executive on January 7, 2019 shall be forfeited and cancelled effective as of the Separation Date.

In addition, unless the Parties agree to extend the Consulting Period in a writing signed by the Parties, LTIP Units granted under the 2017 LTIP Award or the 2018 LTIP Award that are scheduled to vest after December 31, 2019 shall be forfeited and cancelled effective December 31, 2019.

6.    Release. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Executive Releasors”), does hereby irrevocably and unconditionally release, acquit, and fully and forever discharge the Company, together with its current, former and future parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and business entities, and its current, former or future trustees, officers, directors, owners, stockholders, partners, members, agents, employees, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans), including without limitation all persons acting by, through, under, or in concert with any of them, and their heirs, executors, administrators, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law that the Executive Releasors had, now have, or may hereafter claim to have had against each or any of the Released Parties by reason of any matter, cause, or thing occurring, done, or omitted to be done from the beginning of the world until the date hereof, including claims relating to the Employment Agreement, Executive’s employment with the Company or termination from employment. Without limitation, this Agreement includes a knowing and voluntary waiver of any and all rights, claims, and causes of action for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, and age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage Act, the Massachusetts Earned Sick Time Act; and any other federal, state, or local anti-discrimination law) or any other unlawful criterion or circumstance, and any claims arising under common law, including breach of contract claims relating to Executive’s prior employment with any Released Party, including a full release of any and all claims under the Employment Agreement. Nothing in this Agreement is intended to interfere with Executive’s right to receive the Accrued Obligations or to vest in certain Equity Awards in accordance with Paragraph 4.

Nothing in this Agreement is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or similar state agency in connection with any claim Executive believes Executive may have against the Released Parties. However, by executing this Agreement, the Executive hereby waives the right to any individual relief, including the right to recover monetary damages, in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Executive’s behalf. In addition, this Agreement is not intended to interfere with the Executive’s right to challenge that this waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, although the Executive, by signing below, specifically represents to the Company that Executive has entered into this Agreement knowingly and voluntarily.
Executive acknowledges that this Agreement does not constitute an admission by any of the Released Parties of any unlawful acts or of any violation of federal, state, or local laws. The Parties to this Agreement expressly deny any such unlawful act or violation.
The Executive acknowledges and agrees that, if Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim, or proceeding against the Released Parties with respect to any cause, matter, or thing which is the subject of the release under Paragraph 4 of this Agreement, this Agreement may be raised as a complete bar to any such action, claim, or proceeding, and the applicable Released Party may recover from the Executive all expenses and costs incurred in connection with such action, claim, or proceeding, including attorneys’ fees.
In addition, for purposes of this Agreement, Executive represents that Executive is not aware of any claims against the Released Parties. Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the general release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
7.    Acknowledgements and Representations. Executive acknowledges and agrees that except for the Accrued Obligations and the vesting of certain Equity Awards in accordance with Paragraph 4, Executive has received full payment for any and all compensation and/or benefits owed, and has no rights to any other salary, benefits, incentive compensation, vacation or sick pay, commissions, overtime, bonuses, equity, or other form of compensation or remuneration, or expense reimbursement from the Company. Executive represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency or in any arbitral forum.
8.    Continuing Obligations. Executive acknowledges and reaffirms Executive’s commitment to comply with the surviving provisions of the Employment Agreement, including: Section 9 (“Confidentiality”), Section 10 (“Interference with Business Relations”), Section 11 (“Injunctive Relief”); Section 12 (“Agreement to Arbitrate”); Section 13 (“General Provisions”); and Section 14 (“Entire Agreement”).
9.    Period of Consideration and Right to Revoke. The Company hereby advises Executive that he should consult with an attorney prior to executing this Agreement. Executive acknowledges and understands that he has had at least twenty-one (21) days to consider this Agreement and his decision to enter into it. In addition, Executive has a period of seven (7) days following the execution of this Agreement during which he may revoke this Agreement by sending written notification of such revocation to the Company. Should Executive exercise his right to revoke during the seven-day revocation period, this entire Agreement will become null and void, and neither Executive nor Company will have any rights or obligations under it. If Executive does not revoke the Agreement within seven (7) days, it will become effective and enforceable on the eighth day after Executive signs it.

10.    Section 16. Executive acknowledges that he will be subject to Section 16 of the Securities Exchange Act of 1934, as amended, for up to a 6-month period after the Separation Date with respect to certain matters such as the short-swing profit rule.
11.    Enforcement. Executive agrees that Executive’s breach of the covenants referenced in Paragraph 8 of this Agreement, relating to the surviving covenants in the Employment agreement, shall result in Executive’s forfeiture of the Equity Awards that vest or otherwise may vest in accordance with Paragraph 4. Executive further acknowledges that the Company’s remedies at law for a breach or threatened breach of any of the covenants referenced in Paragraph 8 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that in the event of such a breach or threatened breach, in addition to any other available remedies, the Company, without the necessity of posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
12.    Section 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company and without requiring Executive’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising this discretion, the Company shall modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.
Executive agrees and acknowledges that he and his counsel have had the opportunity to assess the tax consequences of this Agreement and the payments to be provided under it and that he shall be solely responsible for all tax consequences. Executive further acknowledges and agrees that the Company has no obligation to indemnify or otherwise reimburse or provide additional compensation or benefits to Executive for any penalties, interest, or adverse tax consequences arising under Section 409A.
13.    Waiver. The failure of either Party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any rights or remedies contained in this Agreement shall not be construed as a waiver or as a relinquishment for the future of such terms, provisions, rights, or remedies. Neither this Agreement nor any of its provisions may be changed, waived, or discharged, except by an instrument in writing signed by all Parties.
14.    Governing Law. It is the intent of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties shall be determined in accordance with the applicable provisions of the laws of the Commonwealth of Massachusetts regardless of Massachusetts’ choice of law provisions.
15.    Arbitration. The Parties agree that Section 12 of the Employment Agreement (“Agreement to Arbitrate”) is incorporated in this Paragraph 15 by reference and the Parties expressly agree that all disputes or controversies arising out of this Agreement, its performance, or the alleged breach thereof, if not disposed of by agreement, shall be resolved by arbitration in accordance with this Paragraph 15. Either Party must demand such arbitration only within three (3) months after the controversy arises by sending a notice of demand to arbitrate to the American Arbitration Association, with a copy thereof to the other Party.
16.    Entire Agreement/Amendments. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and may be amended or modified only by a writing signed by the Parties. If any term of this Agreement, or the application hereof to any person, entity, or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term to persons, entities, or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.    Method of Acceptance; Signatures. This Agreement cannot be accepted or executed by Executive prior to the Separation Date. This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Any Party’s signature on this Agreement that is transmitted by facsimile or electronic means shall be deemed to be an original.
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IN WITNESS WHEREOF, the Parties hereto have executed this Separation and General Release Agreement.
STAG INDUSTRIAL, INC.

Date: 2/21/19	By: /s/ Benjamin S. Butcher
Benjamin S. Butcher
Chief Executive Officer and President
STAG INDUSTRIAL OPERATING
PARTNERSHIP, L.P.

By: STAG Industrial GP, LLC, its general partner
By: STAG Industrial, Inc., its sole member

Date: 2/21/19	By: /s/ Benjamin S. Butcher
Benjamin S. Butcher
Chief Executive Officer and President

Date: 2/21/19	By: /s/ Peter S. Fearey
Peter S. Fearey